Exhibit (e.2)

Distribution Agreement

EXHIBIT A

iShares U.S. ETF Trust

iShares Bloomberg Roll Select Commodity Strategy ETF

iShares GSCI Commodity Dynamic Roll Strategy ETF

iShares Inflation Hedged Corporate Bond ETF

iShares Interest Rate Hedged Corporate Bond ETF

iShares Interest Rate Hedged High Yield Bond ETF

iShares Interest Rate Hedged Long-Term Corporate Bond ETF

iShares Interest Rate Hedged U.S. Aggregate Bond ETF

iShares Short Duration Bond Active ETF

iShares Short Maturity Municipal Bond Active ETF

iShares Transition-Enabling Metals ETF

iShares Ultra Short Duration Bond Active ETF

iShares U.S. Consumer Focused ETF

iShares U.S. Tech Independence Focused ETF

Amended and Approved by the Board of Trustees of iShares U.S. ETF Trust on June 11, 2025.